EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-21582 on Form S-8, in Registration Statement No. 33-30260 on Form S-8, in Registration Statement No. 33-37485 on Form S-8, in Registration Statement No. 33-45356 on Form S-8, in Registration Statement No. 33-37842 on Form S-8, in
Registration Statement No. 33-54701 on Form S-8, and in Amendment No. 1 to Registration No. 33-50923 on Form S-3 of The Charles Schwab Corporation of our reports dated February 27, 1995 appearing in and incorporated by reference in this Annual Report on Form 10-K of The Charles Schwab Corporation for the year ended December 31, 1994.





DELOITTE & TOUCHE
San Francisco, California
March 24, 1995